Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”), effective as of December 13, 2004 (“Effective Date”) is entered by and between Robert W. Zoller, Jr. (“Executive”) and Kitty Hawk, Inc. (“Company”).

     WHEREAS, the Company and Executive are parties to a Memorandum of Understanding dated October 29, 2002 (the “Term Sheet”) relating to Executive’s relationship with Company and wish to enter into an Employment Agreement which replaces and supercedes the Term Sheet.

     WHEREAS, the Company desires to establish its right to the continued services of the Executive, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

     THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

     1.     EMPLOYMENT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER (CEO). The Company does hereby agree to continue to employ Executive as President and CEO and the Executive does hereby agree to accept continued employment with the Company as President and CEO on the terms and conditions set forth herein. During the Term (as defined below), Executive shall report solely and directly to the Company’s Board of Directors (the “Board”). Executive shall have those powers and duties normally associated with the position of President and Chief Executive Officer of entities comparable to the Company. Executive’s duties shall include among other duties set forth herein, the complete supervision, control over and responsibility for the day-to-day operation of the Company, including but not limited to the power to hire, terminate and supervise all employment decisions with respect to all employees of the Company at all levels (with appropriate input, oversight and approval by the Board where employment decisions are made regarding senior executives or officers of the Company) and such other powers and duties as may be prescribed by the Board; provided, that, such other powers and duties are consistent with Executive’s position as President and Chief Executive Officer. The Executive shall use his best efforts and devote substantially all of his business time (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent that such activities do not materially interfere with performance of Executive’s duties and responsibilities hereunder to: (i) manage Executive’s personal, financial and legal affairs, (ii) to serve on civic or charitable boards or committees and it being expressly understood and agreed Executive may continue serving on any such boards and/or committees on which Executive is serving or with which Executive is associated as of the Effective Date and as set forth on Appendix 1 hereto, and (iii) to give lectures and be involved in speaking engagements associated with Executive’s community service or service to civic or charitable boards or committees. During the Term, Executive shall also serve as a member of the Board for no additional compensation.

        (a)     PLACE OF PERFORMANCE. Unless relocated, the principal place of employment of Executive shall be at the Company’s principle executive offices in the Dallas/Fort Worth, Texas metropolitan area.

     2.     TERM OF AGREEMENT. The term of Executive’s employment under this Agreement shall commence on November 1, 2004 (the “Commencement Date”) and shall continue for a period of thirty-six (36) months (the “Term”); provided, that, on the third anniversary of the Commencement Date and on each annual anniversary thereafter, the Term and Executive’s employment hereunder shall automatically be extended for successive one (1) year periods unless either party gives written notice not to extend this Agreement ninety (90) days in advance of the expiration of the Term or any annual extension thereof.

     3.     COMPENSATION.

        (a)     BASE SALARY. The Company shall pay the Executive, and the Executive agrees to accept from the Company for payment of his services to the Company, a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as the Executive and the Company shall agree. On January 1, 2005, Executive’s Base Salary shall be increased to the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per year. Thereafter, Executive’s Base Salary shall be reviewed on a calendar year basis, at least annually by the Compensation Committee of the Board (the “Committee”), and may be increased as determined by the Committee and approved by the Board in its sole and absolute discretion. Such increased Base Salary shall be used for all purposes under this Agreement. Executive’s Base Salary shall not be decreased during the Term.

        (b)     PERFORMANCE BONUS. Executive shall be eligible to receive an annual cash performance bonus based on the achievement of annual performance goals to be established by the Committee (the “Bonus”). Executive’s target Bonus for each calendar year shall be at least 60% of his then current Base Salary (“Target Bonus”). Such Bonus, if any, shall be paid when annual performance bonuses are customarily paid, but in no event later than 30 days following the finalization of audited financial statements and filing of the Company’s 10k (the “Payment Date”).

        (c)     INCENTIVE COMPENSATION. To the extent that the Company maintains or establishes any incentive compensation plans applicable to senior executive officers and that are adopted by the Board of Directors, Executive shall participate in any such plans or programs on a basis which is no less favorable than any other executive officer of the Company or its subsidiaries and pursuant to the terms and conditions contained in such plans.

     4.     BENEFITS.

        (a)     FRINGE BENEFITS. Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive officers, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors on a basis which is no less favorable than that generally provided to the other executive officers of the Company.

        (b)     BENEFIT PLANS. Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical coverage, education, or other retirement or employee benefits available to other executive employees of the Company, subject to any and all terms and conditions contained in such plans and on a basis which is no less favorable than that generally provided to the other executive officers of the Company.

        (c)     SERVICES FURNISHED. During his employment during the Term, the Company shall furnish Executive, with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than those that he was receiving immediately prior to the Effective Date and in no event less favorable than that provided to any other executive officer of the Company.

        (d)     VACATION. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually. Unused vacation may be carried forward from year to year to the extent allowed by the Company’s regular vacation policy.

     5.     BUSINESS EXPENSES. The Company shall reimburse the Executive for any and all necessary, customary, and usual business related expenses, properly documented in accordance with Company policies.

     6.     CORPORATE RELOCATION. Should the Company relocate its principal executive offices to a location outside of the Dallas/Fort Worth, Texas, metroplex area, and Executive is required to relocate to such area, the Company will reimburse the Executive for all of his reasonable and customary relocation expenses on an after tax basis, including, without limitation, expenses related to: (i) the reasonable out-of-pocket costs of moving his household goods and belongings from his present home to the new location, including packing, unpacking, shipping and insurance; (ii) the shipment of any automobiles; and (iii) closing costs at actual and reasonable amounts for the sale of Executive’s home or settlement of any lease, and/or the purchase or lease of a home at the new location (collectively referred to as the “Relocation Expenses”).

     7.     RELOCATION. The Company shall reimburse Executive for his relocation expenses incurred from Executive’s move to Dallas, Texas from Hawaii by paying him a lump sum amount of Thirty Thousand Dollars ($30,000), less applicable taxes. Said lump sum payment will be paid to Executive within 10 days of the Commencement Date.

     8.     ATTORNEY FEES AND COSTS. Upon Executive’s submission to the Company of documentation detailing fees and costs, Company agrees to reimburse Executive his reasonable attorney fees and costs associated with the drafting and negotiation of this Agreement and any related documentation.

     9.     CONFIDENTIAL INFORMATION.

     Executive recognizes that by reason of his employment by and service to the Company he will occupy a position of trust with respect to the business and its employees and technical and other information of a secret or confidential nature which is the property of the Company which will be imparted to him from time to time in the course of the performance of his duties hereunder. Company hereby agrees to provide Executive with Confidential Information as defined herein. Executive acknowledges that such information is a valuable and unique asset of the Company and agrees that he shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any Confidential Information of the Company to any person, except that Executive may use and disclose to authorized personnel of the Company such Confidential Information as is reasonably appropriate in the course of the performance of his duties hereunder. Confidential Information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, employee hiring, training, evaluations and retention practices and customers or customer lists. Confidential Information shall not include any information that is or shall become publicly known through no fault of the Executive and any information received in good faith on a non-confidential basis from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company. If Executive is required to disclose Confidential Information by any court or governmental tribunal, Executive shall, to the extent practical under the circumstances, first give notice to the Company in order that it may have an opportunity to seek a protective order. The Company and Executive shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the party seeking such order. Executive shall abide by the final order, judgment, or decree of any court of competent jurisdiction, administration or regulatory body regarding such application for a protective order.

     10.     TERMINATION OF EXECUTIVE’S EMPLOYMENT.

        (a)     DEATH. If the Executive dies while employed by the Company, his employment shall immediately terminate. Upon Executive’s death, the Company shall pay or provide to Executive’s estate or his beneficiaries within thirty (30) business days following such death or such other time set forth herein: (i) his earned, but unpaid Base Salary through the date of his termination of employment, (ii) any earned, but unpaid Bonus for the year prior to the year of termination of employment to be paid on the Payment Date with respect to that Bonus, (iii) his earned, but unused vacation pay to the extent provided for under the Company’s vacation policy; (iv) properly documented unreimbursed business expenses, and (v) any other benefits in accordance with the Company’s retirement, insurance, and other applicable benefit programs and plans then in effect (the “Accrued Benefits”). If Executive’s death occurs during a year, Executive’s beneficiaries or estate shall also be paid on the Payment Date, a pro-rated Bonus, if any, for the year equal to the product of (A) and (B) where (A) is the amount payable to Executive as a Bonus for such year had he been employed through the last day of the year, and (B) is a fraction, the numerator of which is the number of days the Executive was employed by the Company during such year and the denominator is 365 (“Pro-Rated Bonus”).

        (b)     DISABILITY. If, as a result of Executive’s mental or physical incapacity, Executive shall be substantially unable to perform the services for the Company contemplated by this Agreement for ninety-two (92) consecutive days or one hundred eighty days in any twelve (12) month period (“Disability”), Executive’s employment may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive the amounts contemplated under this Agreement; provided, that, such payments made to the Executive shall be reduced by amounts received from disability insurance obtained or provided by the Company. Subsequent to the termination provided for in this Section 10(b), the Company shall pay or provide Executive the Accrued Benefits at the times set forth in Section 10(a) above and a Pro-Rated Bonus.

        (c)     TERMINATION BY EXECUTIVE WITHOUT GOOD REASON OR DUE TO EXECUTIVE NOT RENEWING THE TERM. Executive may terminate his employment without Good Reason (as defined below) at any time prior to expiration of the Term. For purposes of this clause (c), if Executive provides the notice not to renew the Term, such termination shall be treated in the same fashion as a termination by Executive without Good Reason. Upon such termination of employment, the Company shall pay Executive his Accrued Benefits at the times set forth in 10(a) above; provided, however, the benefits described in Section 10(a)(ii) shall only be paid if such termination occurs after the finalization of the Company’s audited financial statements for the year prior to the year of termination.

        (d)     TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive’s employment under this Agreement for “Cause.” For the purposes of this

Agreement, the term “Cause” shall have the same meaning as set forth in the Executive’s Incentive Stock Option Agreement, dated July 30, 2003 under the Company’s 2003 Long Term Equity Incentive Plan. Notwithstanding the foregoing, the Company shall not have Cause under clauses (iv) or (v) of such definition unless the Company has provided Executive written notice of such event(s) giving rise to Cause and Executive has failed to cure, if curable, such event(s) within ten (10) days following such notice. In the event of termination for Cause, the Company shall pay Executive his Accrued Benefits excluding benefits described in Section 10(a)(ii) at the times set forth in 10(a) above.

        (e)     TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without Cause. In the event the Company shall so elect to terminate this Agreement, the Executive shall receive compensation pursuant to the provisions of Section 12 or Section 16 of this Agreement, as the case may be.

        (f)     TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive shall have the right to terminate this Agreement for Good Reason. In the event Executive so elects to terminate this Agreement, the Executive shall receive compensation pursuant to the provisions of Section 12 or Section 16 of this Agreement, as the case may be. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following events:

               (i)     (A) any material change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material adverse respect with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any material diminution of such duties or responsibilities) or (B) a material adverse change in Executive’s titles or offices (including, membership on the Board) with the Company or (C) the failure of the Company to appoint Executive to the positions set forth in Section 1 of this Agreement; or

               (ii)      The Company’s material breach of any of the provisions of this Agreement; or

               (iii)      A reduction in Executive’s Base Salary or Target Bonus percentage; or

               (iv)     The relocation of the Company’s principal executive offices to a location outside of the Dallas/Fort Worth metropolitan area without providing the Executive with adequate relocation expenses in accordance with Section 6 of this Agreement; or

               (v)     The failure of the Company to provide in all material respects the indemnification set forth in this Agreement and the Company’s by-laws.

The Executive agrees to provide the Company thirty (30) days’ prior written notice of any proposed termination for Good Reason, during which 30-day period the Company shall have the right to cure, if curable, the circumstances giving rise to the Good Reason stated in such notice.

        (g)     Following a termination governed by this Section 10, except as specifically provided in this Agreement, the Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing.

     11.     TERMINATION PROCEDURE. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 10(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     12.     COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive’s employment shall be terminated (i) by act of the Company other than for Cause, or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

        (a)     the Accrued Benefits which shall be paid at the times set forth in Section 10(a) above and the Pro-Rated Bonus.

        (b)     Executive shall be paid a severance amount in 12 equal monthly installments, equal to the sum of his (i) annual rate of Base Salary in effect on the date of termination (not taking into account any reductions in Base Salary not agreed to by Executive in writing) and (ii) the Target Bonus for the year of termination should such termination occur in calendar years 2004 or 2005, or the average of the annual Bonus paid to Executive for the 2 years preceding the year in which he is terminated should such termination occur in calendar year 2006 or thereafter (the “Severance Payment”).

        (c)     Notwithstanding the terms and conditions of the Company’s 2003 Long-Term Equity Incentive Plan or any agreements entered into thereunder and any other plan or program which may be in effect from time to time (and for the purpose of this Agreement any such plans and agreements will be deemed to be amended to reflect the foregoing), with respect to Executive’s Incentive Stock Option Agreement, dated July 30, 2003, Executive’s service with the Company will be deemed to continue for 12 months following his separation date for purposes of vesting such that the portion of the option that would have vested during such 12-month period will become immediately vested and exercisable as of the separation date. With respect to any other equity based awards granted to Executive from time to time, including, without limitation, stock options, restricted stock, performance awards and stock appreciation rights, (“Awards”), all such Awards, if any, will become immediately 100% vested and, if applicable, exercisable upon Executive’s separation. Executive will have one year from his separation date in which to exercise vested Awards.

        (d)     The Company shall continue to provide the Executive with life and disability insurance, medical, vision and dental coverage, executive medical and other health and welfare benefits for 12 months following Executive’s separation of service or until Executive becomes an eligible participant in substantially similar or better heath and welfare plans which do not exclude pre-existing conditions which were covered by the Company’s plans and such new benefits are offered to Executive at the same after-tax cost to Executive as was offered by the Company, whichever is earlier.

        (e)     Following a termination governed by this Section 12, except as specifically provided in this Agreement, the Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing.

     13.     COMPENSATION UPON THE COMPANY’S NOT RENEWING THE AGREEMENT PURSUANT TO PARAGRAPH 2. If, pursuant to Section 2, the Executive’s employment is terminated as a result of the Company’s providing written notice of intent not to renew, the Executive shall be entitled to the following benefits:

        (a)     The Accrued Benefits which shall be paid at the times set forth in Section 10(a) above and the Pro-Rated Bonus.

        (b)     The Severance Payment; provided, that, such Severance Payment shall be offset and reduced by remuneration earned by Executive during such 12 month Severance Payment period whether as an employee, consultant, advisor, contractor, partner, agent or in another similar capacity (excluding Executive’s service as a member of a Board of Directors or comparable position of a non-corporate entity) to the extent the Executive’s salary, compensation or other remuneration earned exceeds an annualized amount of One Hundred Thousand Dollars ($100,000).

        (c)     Notwithstanding the terms and conditions of the Company’s 2003 Long-Term Equity Incentive Plan or any agreements entered into thereunder and any other plan or program which may be in effect from time to time (and for purposes of this Agreement any such plans and agreements will be deemed to be amended to reflect the foregoing), for purposes of vesting of any Awards, Executive’s service with the Company will be deemed to continue for 12 months following his separation date such that upon such separation date, all Awards that would have vested during such 12-month period shall immediately vest as of the separation date. Exercise of any vested Awards will be pursuant to terms of such plans upon termination of service, provided, however, if within 90 days following the termination of service, Executive is restricted from exercising any Awards as a result of any Company or Securities Exchange Commission imposed black-out periods, the number of days in the black-out period shall be added to the 90 day exercise period.

        (e)     The Company shall continue to provide the Executive with life and disability insurance, medical, vision and dental coverage, executive medical and other health and welfare benefits for the shorter of 12 months following Executive’s separation from service or until Executive becomes an eligible participant in substantially similar or better heath and welfare plans which do not exclude pre-existing conditions which were covered by the Company’s plans and such new benefits are offered to Executive at the same after-tax cost to Executive as was offered by the Company, whichever is earlier.

        (f)     Following a termination governed by this Section 13, except as specifically provided in this Agreement, the Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing.

     14.     NON-COMPETITION PROVISIONS.

        (a)     RIGHT TO COMPANY MATERIALS. Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, electronically stored data or software and other documents and all Confidential Information (“Company Materials”) used, prepared, or made available to Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials and all other property of the Company shall be returned immediately to the Company, and Executive shall not make or retain any copies of Company Materials or its property following his termination of employment.

        (b)     ANTI-SOLICITATION. Executive promises and agrees that during the Term and for the twelve (12) month period commencing on the termination of his employment for whatever reason (the “Restricted Period”), he will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

        (c)     NON-COMPETITION. Executive promises and agrees that during the Restricted Period, he will not within the United States, without the prior written consent of the Company,

directly or indirectly, become interested in any capacity (whether as proprietor, director, partner, employee, agent, independent contractor, consultant, trustee or in any other capacity) or be paid by or otherwise receive compensation or consideration from any bulk air cargo or bulk air freight business that is competitive with the specific products or services sold or maintained by the Company. This shall not prevent Executive from owning securities in any such competitive business (but without otherwise participating in the activities of such enterprise) if (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) the Executive does not beneficially own (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise.

        (d)     SOLICITING EMPLOYEES. During the Restricted Period commencing on the termination of his employment, Executive promises and agrees that he will not directly or indirectly solicit or engage any of the Company’s employees or former employees who worked for the Company at any time during the six (6) months preceding Executive’s separation, to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the Company or any subsidiary or affiliate of the Company.

     15.     NON-DISPARAGEMENT. The Company and Executive mutually agree that subsequent to Executive’s employment hereunder, the Company and Executive will refrain from initiating or engaging in any communication with any then current or former employee, officer, director, shareholder, customer, vendor or competitor of Company or of the Executive or any third party other than Executive’s spouse or legal counsel, which could reasonably be interpreted as derogatory or disparaging to the reputation of the Executive or the Company and its respective business practices, employees, officers, directors and agents.

     16.     CHANGE IN CONTROL.

        (a)     For purposes of this Agreement, “Change in Control” shall mean: (i) the consummation of a merger, consolidation, share exchange or any other corporate transaction involving the Company, as a result of which, the members of the Board, elected by the shareholders of the Company immediately prior to such transaction fail to constitute at least a majority of the Board of Directors of the surviving entity resulting from such transaction, or (ii) a sale of all or substantially all of the assets of the Company to another corporation, individual or entity, as a result of which, the members of the Board, elected by the shareholders of the Company immediately prior to such transaction fail to constitute at least a majority of the Board of Directors of the entity purchasing the assets of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date a “beneficial owner” (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more (a “40% Shareholder”) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (iii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any employee benefit plan of the Company or any of its majority-owned subsidiaries, (C) any entity holding voting securities of the Company for or pursuant to the terms of any such plan or (D) Everest Capital, Resurgence Asset Management LLC or Stockton LLC or any of their affiliates.

        (b)     Upon a Change in Control, the Term of this Agreement shall automatically renew for twelve additional months (the “Change in Control Period”). Following the Change in Control Period,

the Agreement shall renew in accordance with Section 2 of the Agreement unless either party gives written notice not to extend pursuant to Section 2.

        (c)     (i) If (i) Executive terminates his employment for Good Reason during the Change in Control Period; (ii) Executive’s employment is terminated without Cause during the Change in Control Period; or (iii) (A) Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason prior to a Change in Control and (B) Executive reasonably demonstrates that such termination (or event giving rise to Executive’s termination for Good Reason) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control and (C) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur; then Executive shall be entitled to the following benefits; provided, that, for purposes of clause (iii), the date immediately prior to the date of such termination of employment shall be treated as the date of a Change in Control:

          (i)     The Accrued Benefits and the Pro-Rated Bonus at the times set forth in 10(a) above.

          (ii)     A lump sum cash payment equal to two (2) times the Severance Payment.

          (iii)     The Company shall continue to provide the Executive with life and disability insurance, medical, vision and dental coverage, executive medical and other health and welfare benefits for 24 months following his separation from employment or until Executive becomes an eligible participant in substantially similar or better heath and welfare plans which do not exclude pre-existing conditions which were covered by the Company’s plans and such new benefits are offered to Executive at the same after-tax cost to Executive as was offered by the Company, whichever is earlier.

          (iv)     Except as set forth in this Section 16 and Section 17, following a termination governed by this Section 16 and except as specifically provided in this Agreement, the Executive shall not be entitled to any other compensation or benefits, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with Executive’s separation from employment.

          (v)     Notwithstanding the terms and conditions of the Company’s 2003 Long-Term Equity Incentive Plan or any agreements entered into thereunder and any other plan or program which may be in effect from time to time (and for the purposes of this Agreement any such plans and agreements will be deemed to be amended to reflect the foregoing), all Awards, if any, will become immediately 100% vested and, if applicable, exercisable upon such separation. Executive will have one year from his separation date in which to exercise vested Awards.

     17.     GROSS-UP PAYMENT.

        (a)     (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership or control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income. Notwithstanding the foregoing provisions of this Section 17, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 15% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 16, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

        (b)     All determinations required to be made under this Section 17, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is retained by the Company (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control (or change in ownership), Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 17 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect , and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

        (c)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     18.     NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, facsimile, first class mail, certified or registered with return receipt requested, or express mail and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

If to Company:	Kitty Hawk, Inc. Attn: Chairman of the Board of Directors With a copy to: General Counsel 1515 W. 20th Street, P.O. Box 612787 DFW International Airport, TX 75261
With a copy to:	Garrett DeVries, Esq. Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202-3789
If to Executive:	Robert W. Zoller, Jr. 330 Las Colinas Blvd. E. #624 Irving, Texas 5039
With a copy to:	Bruce Simonetti, Esq. Akin, Gump, Strauss, Hauer & Feld LLP 590 Madison Avenue New York, NY 10022

     Either party may change such party’s address for notices by written notice duly given pursuant hereto.

     19.     TERMINATION OF PRIOR AGREEMENTS. Except as provided for herein, this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company from and after the Effective Date.

     20.     ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the express provisions hereof, be binding upon and inure to the benefit of Executive and such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

     21.     GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Texas.

     22.     RESOLUTION OF DIFFERENCES; BREACH OF AGREEMENT. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration in Dallas, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The prevailing party in such action shall be entitled to recoup their costs and attorneys fees from the opposing party. This paragraph shall apply to all controversies, disputes or claims arising out of or relating to this Agreement, with the sole exception of controversies, disputes or claims under paragraphs 9, 14 and 15, whereby the Company or Executive, in addition to and not in lieu of any remedies either may have, may seek equitable and legal relief from any court of competent jurisdiction for any breach of said paragraphs.

     23.     ENTIRE AGREEMENT; HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     24.     WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

     25.     SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of is Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     26.     INDEMNIFICATION. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law and consistent with the Company’s Articles of Incorporation and Bylaws of the Company, as in effect on the Effective Date and in no event on less favorable terms than that provided other senior level officers and directors of the Company; provided however, that nothing herein shall prevent the Company from amending its Articles of Incorporation or Bylaws; provided, however notwithstanding any such amendment, Executive shall have the right to indemnification which is no less favorable than any other officer or director of the Company. The Company’s obligations under this Section 26 shall survive the termination of this Agreement and Executive’s employment for the maximum period permitted by law.

     27.     COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     28.     MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and, except as otherwise provided in Section 13 of this Agreement, there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.

     29.     SURVIVAL. The representations, warranties, agreements, covenants, obligations and other provisions in this Agreement shall survive any termination of this Agreement or the employment of Executive with Company, including, without limitation, paragraphs 9, 14, 15, and 18 through 28, in each case, according to their intended terms and temporal limitations, if any.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has hereunto signed this Agreement, as of the date first above written.

Kitty Hawk, Inc.

By:	/s/ GERALD L. GITNER
Gerald L. Gitner
Chairman of the Board of Directors

Executive

/s/ ROBERT W. ZOLLER, JR
Robert W. Zoller, Jr.